Exhibit 14

                          GULFPORT ENERGY CORPORATION

General  Philosophy

     The honesty, integrity and sound judgment of Gulfport Energy Corporation's ("Gulfport") Senior Financial Officers is fundamental to our reputation and success.

Applicability

     This Code of Ethics shall apply to Gulfport's Senior Financial Officers. "Senior Financial Officers" shall include the principal executive officer, the principal financial officer, the principal accounting officer or controller, or persons performing similar functions, including Gulfport's President and Chief Executive Officer, Chief Financial Officer, and Vice President - Accounting and Controller. In the event of the change of an officer's title or designation as a principal officer, or the addition of an officer to the foregoing definition, any officer performing a similar function shall be included.

Standards  of  Conduct

     To the best of their knowledge and ability, the Senior Financial Officers shall:

     - act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
     - provide full, fair, accurate, timely, and understandable disclosure in reports and documents that Gulfport files with, or submits to, the Securities and Exchange Commission ("Commission") and in other public communications made by Gulfport;
     - promote the prompt internal reporting of violations of this Code of Ethics to the chair of the Audit Committee of the board of directors and to the appropriate person or persons identified in Gulfport's Code of Business Conduct;
     - respect the confidentiality of information acquired in the course of employment;
     - maintain the skills necessary and relevant to Gulfport's needs; - promote, as appropriate, contact by employees with the Business Integrity Office or the chair of the Audit Committee of the board of directors for any issues concerning improper accounting or financial reporting of Gulfport without fear of retaliation; and
     - proactively promote ethical and honest behavior within Gulfport and its consolidated subsidiaries.

     All Senior Financial Officers are expected to adhere to both the Gulfport Energy Corporation Code of Business Conduct and this Code of Ethics. Any violation of this Code of Ethics will be subject to appropriate discipline, up to and including dismissal from the Company and prosecution under the law. The board of directors shall have the sole and absolute discretionary authority to approve any deviation or waiver from this Code of Ethics for Senior Financial Officers. Any change in or waiver from and the grounds for such change or waiver of this Code of Ethics for Senior Financial Officers shall be promptly disclosed through a filing with the Commission on Form 8-K.